Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-119562 on Form S-8 of our reports dated September 26, 2008, with respect to the consolidated balance sheets as of June 30, 2008 and 2007, respectively, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2008, and all related financial statement schedules, which reports are included in this Annual Report on Form 10-K of CallWave, Inc.

/s/    MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Los Angeles, California

September 26, 2008